Richard D. Surber

                                Attorney at Law*

                          268 West 400 South, Suite 300

                           Salt Lake City, Utah 84101

                             Telephone (801)575-8073

                            Facsimile (801) 575-8092

                                                    *Admitted only in California

                                 March 30, 2000

Ms. Sara Hirsch
Securities and Exchange Commission
450 Fifth Street N.W.

Washington, D.C. 20649
                                                          Via Fax (202) 942-9530

Dear Ms. Hirsch:

On behalf of Magicinc.com, please withdraw the 10-SB filing filed with the Commission on March 14, 2000. A copy of the Company's authorization to us to withdraw the filing is attached for your reference.

                                                Sincerely,



                                                /s/ Richard D. Surber
                                                ---------------------------
                                                Richard D. Surber

cc. Magicinc.com


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